Exhibit 10.15

ASSURANT EXECUTIVE PENSION PLAN

Amended and Restated Effective as of January 1, 2009

ARTICLE 1

INTRODUCTION

Effective as of January 1, 1994, Fortis, Inc. established the Fortis, Inc. Executive Retirement and Profit Sharing Plan.

The Plan was most recently amended and restated effective as of January 1, 2001 (the “Prior Plan”). Effective as of February 4, 2004, the Company was renamed Assurant, Inc. (the “Company”) and the Prior Plan was renamed the Assurant Executive Pension and 401(k) Plan.

The Prior Plan contained provisions related to both pension and 401(k) benefits. Effective as of January 1, 2009, the Prior Plan is amended and restated to separate the provisions relating to pension and 401(k) benefits into two separate deferred compensation plans. This document sets forth the amended and restated provisions related to the pension benefits and is also amended to comply with Section 409A and for certain other purposes. Amounts earned and vested as of December 31, 2004 under the Prior Plan shall remain subject to the terms and conditions of the Prior Plan, and amounts earned or vested under this Plan or the Prior Plan after December 31, 2004 shall be subject to the terms and conditions of this Plan. The purpose of the Plan is to help the Company and its Affiliates retain employees of outstanding ability and to enable eligible employees to receive enhanced retirement benefits.

This document serves as both the Plan document and the Plan’s summary plan description. Certain important terms in this Plan are capitalized and have the meanings set forth in Article 11, unless the context indicates otherwise. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.01	Eligibility Requirements. An Employee shall become a Participant in the Plan on the later of (i) the date the Employee becomes a Participant in the Pension Plan; or (ii) the first day of the Plan Year in which he has Executive Compensation in excess of the Code Section 401(a)(17) limits. Notwithstanding the foregoing, if an Employee was a Participant in the ABIG Plan as of December 31, 2000, did not elect to have his accrued benefit determined after December 31, 2000 as a pension equity benefit under the Pension Plan, and was not rehired by an Employer after December 31, 2000, then such Employee shall not participate in this Plan.

2.02	Character of Plan as a “Top Hat” Plan. Notwithstanding the foregoing, this Plan is intended to be an unfunded plan maintained primarily for the benefit of management and highly compensated employees, and the Committee shall be authorized to terminate the future participation of any Employee if it determines that continued participation by such Employee would jeopardize the Plan’s purpose.

ARTICLE 3

PENSION BENEFITS

3.01	General Description. A Participant’s Pension Benefit will equal the additional benefit that the Participant would have been entitled to receive under the Pension Plan if the Pension Plan took into account a Participant’s Executive Compensation. The precise method for calculating a Participant’s Pension Benefit under this Plan is described below.

3.02	Method for Calculating Pension Benefits. A Participant’s Pension Benefit under this Plan will be the amount determined under (a) below, minus the sum of the amounts under (b), (c), (d) and (e) below, as applicable, where:

(a)	equals the lump sum benefit the Participant would have been entitled to receive under the Pension Plan as of his Separation from Service if the Pension Plan took into account his Executive Compensation and calculated without regard to any limitations imposed by Code Section 415, and by disregarding the $15,000 limitation on lump sum payments contained in the Pension Plan;

(b)	equals the lump sum benefit that the Participant is entitled to receive under the Pension Plan as of his Separation from Service (regardless of when and in what form the benefit under the Pension Plan is actually paid), calculated by disregarding the $15,000 limitation on lump sum payments contained in the Pension Plan;

(c)	equals the lump sum value of any benefit that a Participant who was formerly employed by Mutual Benefit Life Insurance Company (“MBL”) is entitled to receive as of his Separation from Service under the terms of the Mutual Benefit Life Defined Benefit Excess Benefit Plan (revised effective as of July 1, 1991) or any other excess benefit plan ever maintained by MBL, with the lump sum offset to be the greater of (i) present value determined using the same actuarial assumptions as those used to calculate a lump sum payment under the Pension Plan; or (ii) the lump sum actually payable under the Mutual Benefit Life Defined Benefit Excess Benefit Plan or any other excess benefit plan ever maintained by MBL (as applicable);

(d)	equals the lump sum value of any benefit that a Participant who was formerly employed by John Alden Life Insurance Company (or any of its subsidiaries or affiliates) (“John Alden”) is entitled to receive as of his Separation from Service under the terms of the John Alden Senior Executive Supplemental Retirement Plan (“John Alden SESRP”), or any other excess benefit plan ever maintained by John Alden; with the lump sum offset to be the greater of (i) present value determined using the same actuarial assumptions as those used to calculate a lump sum payment under the Pension Plan; or (ii) the lump sum actually payable under the John Alden SESRP or any other excess benefit plan ever maintained by John Alden (as applicable); and

(e)	equals the lump sum value of any benefit that a Participant who was formerly employed by American Bankers Insurance Group, Inc. (or any of its subsidiaries or affiliates) (“ABIG”) is entitled to receive as his Separation from Service under the terms of the American Bankers Insurance Group, Inc. Non-Qualified Supplemental Benefit Plan.

ARTICLE 4

VESTING

4.01	Three-Year Vesting for Pension Equity Participants. A Pension Equity Plan Participant will become 100% vested in his Pension Benefits when he (a) completes three (3) years of vesting service under the Pension Plan, or (b) terminates employment with an Employer on account of Retirement, Disability or death. Any Pension Equity Plan Participant who terminates employment for any reason other than Retirement, Disability or death before earning three (3) years of vesting service under the Pension Plan will not be entitled to receive any Pension Benefits under this Plan.

4.02	Five -Year Vesting for Fortis Prior Retirement Formula Participants. A Fortis Prior Retirement Formula Participant will become 100% vested in his Pension Benefits when he (a) completes five (5) years of vesting service under the Pension Plan, or (b) terminates employment with an Employer on account of Retirement, Disability or death. Any Fortis Prior Retirement Formula Participant who terminates employment for any reason other than Retirement, Disability or death before earning five (5) years of vesting service under the Pension Plan will not be entitled to receive any Pension Benefits under this Plan.

4.03	Transferees. A Participant who transfers from one Employer to another Employer will not be deemed to have incurred a termination of employment for purposes of this Plan.

ARTICLE 5

DISTRIBUTION OF BENEFITS

5.01	Form of Payment. A Participant will receive benefits under the Plan in the form of a lump sum payment.

5.02	Timing of Payment. A Participant will receive benefits under the Plan as soon as is administratively feasible, but no later than 90 days, after the Participant’s Separation from Service. Payment of a Specified Employee’s benefit that was earned and vested as of December 31, 2004 (together with any earnings thereon) shall be paid as soon as is administratively feasible, but no later than 90 days after the Specified Employee’s Separation from Service. Payment of a Specified Employee’s benefit that was earned and vested after December 31, 2004 (together with any earnings thereon) may not occur before the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of death of the Participant). Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, delay the time for payment of a benefit owed to a Participant hereunder, to the extent permitted under Treasury Regulation Section 1.409A-2(b)(7).

5.03	Payments in Event of Participant’s Death. If a Participant terminates employment with an Employer on account of his death, benefits under the Plan will be paid to his Beneficiary as soon as administratively feasible, but no later than 90 days, after the Participant’s death. Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, delay the time for payment of a benefit owed to a Participant hereunder, to the extent permitted under Treasury Regulation Section 1.409A-2(b)(7).

5.04	Payment to Minors and Incapacitated Persons. If any amount is payable to a minor or to any other person who is incapable of making a proper disposition (in the Committee’s judgment), the Plan will make a payment for the benefit of the individual in one of the following ways, as determined in Committee’s sole discretion:

(a)	by payment to the individual’s legal representative;

(b)	by payment directly to the individual; or

(c)	by payment in discharge of bills incurred by or for the benefit of the individual.

The Plan will make these payments as directed by the Committee without requiring intervention on the part of any guardian or like fiduciary, and without any obligation to monitor the use of the payment. Any payment made under this Plan will completely discharge the Plan’s obligation to the Participant and his Beneficiaries.

5.05	Application for Benefits. The Committee may require a Participant or Beneficiary to complete and file certain forms before he or she may receive benefits under the Plan. The Committee may rely upon all information the Participant provides, including the Participant’s current mailing address. Any person interested in receiving a distribution under the Plan must keep the Committee informed of his current mailing address.

5.06	Reinstatement of Service for Re-hires. If a former Participant is re-hired and again becomes a Participant, then such Participant’s benefit accrual and vesting service earned prior to such re-hire shall be reinstated only to the extent that such service is reinstated under the Pension Plan. If reinstatement of benefit accrual service occurs, then the Participant’s benefit under Section 3.02 shall also be reduced by the actuarial equivalent value of the benefit previously paid to such Participant, with actuarial equivalence to be determined under the terms of the Pension Plan.

ARTICLE 6

FUNDING OF PLAN

The Pension Benefits provided under this Plan will be paid from the Company’s general assets. To the extent that any Participant acquires the right to receive payments from the Plan, this right will be no greater than that of any unsecured general creditor of the Company. Participants and their Beneficiaries will not have any preference or security interest in the assets of the Company other than as a general unsecured creditor. Notwithstanding the foregoing, the Company may establish a trust to which it may contribute certain assets with respect to the Plan. Assets held in such trust will remain subject to claims of the Company’s creditors in the event of the Company’s insolvency, as defined in the trust agreement.

ARTICLE 7

ADMINISTRATION OF THE PLAN

7.01	Benefit Plans Committee. The Committee will have complete control of the administration of the Plan with all powers necessary to properly carry out the provisions of the Plan. In addition to all implied powers and responsibilities necessary to carry out the objectives of the Plan, the Committee will have the following specific powers and responsibilities:

(a)	to construe the terms of the Plan and to determine all questions regarding the administration, interpretation and operation of the Plan;

(b)	to amend any or all of the provisions of the Plan, except if any amendment would significantly increase the liabilities of the Plan;

(c)	to determine the amounts of any benefits payable under the Plan to a Participant, Beneficiary or other person;

(d)	to keep records of all acts and determinations of the Committee, and to keep all such records, books of accounts, data and other documents as may be necessary for the proper administration of the Plan;

(e)	to prepare and distribute information concerning the Plan to all Participants and Beneficiaries;

(f)	to do all things necessary to operate and administer the Plan in accordance with its provisions;

(g)	to delegate to one or more persons any of the duties described above and these delegates may be employees of the Company; and

(h)	to appoint and/or remove administrators or other persons outside the Company, and to delegate such duties to each administrator or person outside the Company as the Committee deems appropriate.

7.02	Compensation Committee. The Compensation Committee will have the power and responsibility to appoint and/or remove members of the Committee, the Benefit Plans Investment Committee and the Benefit Plans Finance Committee. The Compensation Committee shall have no other responsibilities with respect to the Plan.

7.03	Executive Committee. The Executive Committee will have the power and responsibility to approve any amendment that would significantly increase the liabilities of the Plan; to terminate the Plan in whole or in part at any time in accordance with Article 8. The Executive Committee shall have no other responsibilities with respect to the Plan.

7.04	Benefit Plans Investment Committee. The Benefit Plans Investment Committee will have the power and responsibility to appoint and/or remove any outside investment advisor. The Benefit Plans Investment Committee will also have the power and responsibility to develop the Plan’s investment strategy. The Benefit Plans Investment Committee will have no other responsibilities with respect to the Plan.

7.05	Benefit Plans Finance Committee. The Benefit Plans Finance Committee shall have the power to determine the economic assumptions to be used for any actuarial valuation and disclosures and to determine the funding policy, if any, for Pension Benefits.

ARTICLE 8

AMENDMENT AND TERMINATION

The Executive Committee reserves the right to terminate the Plan and provide for the acceleration of the time and form of a payment of benefits under the Plan, at any time and from time to time, with or without notice, in accordance with the rules under Section 409A. The Committee reserves the right to modify, alter or amend the Plan, at any time and from time to time, with or without notice, except that any amendment that would significantly increase the Company’s liabilities for the Plan must be approved by the Executive Committee; further provided, that no amendment or termination of the Plan will (without the written consent of the Participant, if living, and if not, of his Beneficiary) adversely affect the amount of the benefit to which a Participant or his Beneficiary is entitled under the terms of the Plan as of the date of the amendment or termination.

ARTICLE 9

MISCELLANEOUS

9.01	Headings. The headings and sub-headings in this Plan have been inserted for convenience only and should be ignored in construing its provisions.

9.02	Spendthrift Clause. None of the benefits, payments, proceeds or distributions under this Plan may be subject to the claim or legal process of a Participant’s or Beneficiary’s creditor(s); no Participant or Beneficiary (or their creditors) will have any right to alienate, commute, anticipate or assign any of the benefits, payments, proceeds or distributions under this Plan.

9.03	No Participant Contributions. No Employee contributions are required or permitted under this Plan.

9.04	Form of Payment. All benefit payments will be made in cash.

9.05	Withholding. The Committee will withhold from any payment any income or employment taxes required to be withheld under applicable federal, state or local law.

9.06	Governing Law. To the extent not preempted by federal law, the Plan will be governed by and construed in accordance with the laws of the State of New York.

9.07

Distribution Timing. This Section shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to Participants based on the law in effect at the time the distribution is to be made, including Section 409A. In addition, a payment may be delayed after a designated payment date under the circumstances described in Section 409A, including payments subject to Code Section 162(m), or payments that would violate federal securities or other applicable law. In such case, payment will be made at the earliest date on which the Committee reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

ARTICLE 10

CLAIMS PROCEDURE

Any Participant, former Participant, Beneficiary or authorized representative (“Claimant”) may file a claim for benefits under the Plan by submitting a written statement to the Committee. The statement should describe the nature of the claim and request a determination of its validity under the terms of the Plan. Within ninety (90) days after the date the Committee receives such claim, the Committee will issue a ruling. If special circumstances require an extension of time for processing, the Committee will send the Claimant written notice of the extension prior to the termination of the 90-day period. In no case, however, will the extension of time delay the Committee’s decision beyond 180 days after the Committee received the claim.

If the claim is denied in whole or in part, the Committee will send the Claimant written notice. The notice will be written in a manner calculated to be understood by the Claimant and contain:

(1)	The specific reason(s) for denial;

(2)	Specific reference to the pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	An explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under section 502(a) of ERISA following a denial of the claim upon appeal.

If a claim for benefits has been denied, a Claimant may appeal the denial by resubmitting a written statement to the Committee. The Claimant should request further review of the decision within sixty (60) days of the date the Claimant receives notice of a denial. The Claimant’s written appeal should set forth the reasons supporting the claim, the reasons such claim should not have been denied, and any other issues or comments which the Claimant deems appropriate with respect to the claim. If the Claimant so requests in writing, the Committee will make copies of the Plan documents pertinent to the claim available to the Claimant for examination.

Within sixty (60) days after the appeal is received, the Committee will notify the Claimant in writing of its final decision. If special circumstances require an extension of time for processing, the Committee will send the Claimant written notice of the extension prior to the termination of the 60-day period. In no case, however, will the extension of time delay the Committee’s decision on such appeal request beyond 120 days following receipt of the actual request.

The Committee’s written notice of its decision on appeal will include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, with specific references to the pertinent Plan provisions on which the decision is based, and a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits.

Any suit for benefits must be brought within one year after the date the Committee has made a final denial of a claim for benefits. Notwithstanding any other provision of the Plan to the contrary, any suit for benefits must be brought within two years after, in the case of any lump-sum payment, the date on which the payment was made or for all other claims, the date on which the action complained of occurred.

ARTICLE 11

DEFINITIONS

ABIG Plan means the American Bankers Insurance Group, Inc. Retirement Plan. The ABIG Plan was merged into the predecessor to the Fortis Pension Plan as of November 30, 1999, but a separate ABIG benefit structure was maintained under the predecessor to the Fortis Pension Plan, and continues to be maintained under such Plan. Any references in this Plan document to participation in the “ABIG Plan” as of December 31, 2000 shall mean that a person was covered as of such date under the separate ABIG benefit structure under the predecessor to the Fortis Pension Plan.

Affiliate means any corporation that is a member of the Company’s controlled group of corporations (as defined in Code Section 414(b)) that includes the Company, any trade or business that is under common control (as defined in Code Section 414(c)) with the Company, any organization that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes the Company, and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

Annual Compensation means “Annual Compensation” as defined in the Pension Plan.

Beneficiary means the Participant’s beneficiary under the Pension Plan. The Committee, in its sole discretion, may also permit a Participant to designate a different Beneficiary to receive benefits under this Plan.

Benefit Plans Finance Committee means the Benefit Plans Finance Committee appointed by the Compensation Committee.

Benefit Plans Investment Committee means the Benefit Plans Investment Committee appointed by the Compensation Committee.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Assurant, Inc. Benefit Plans Committee. The members of the Committee shall be appointed and/or removed by the Compensation Committee.

Company means, effective as of February 4, 2004, Assurant, Inc.

Compensation Committee means the Compensation Committee of the Board of Directors of the Company.

Disability means, except as may otherwise be required by Section 409A, a period of disability during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company.

Effective Date means January 1, 2009.

Employee means any person employed by the Company or an Affiliate who participates in the Pension Plan.

Employer means the Company or any Affiliate that has one or more of its Employees participating in the Plan.

Executive Compensation means amounts that would be taken into account as Annual Compensation, disregarding the compensation limit under Code Section 401(a)(17); provided, however, that Executive Compensation shall exclude any amounts previously deferred under a non-qualified deferred compensation plan.

Notwithstanding the foregoing, Executive Compensation shall be subject to the following additional rules:

(a)	For a Pension Equity Plan Participant, Executive Compensation prior to January 1, 2001, shall be capped at the following level for each applicable year:

Year	Dollar Limit
1990	209,200
1991	222,220
1992	228,860
1993	235,840
1994	242,280
1995	247,530
1996	255,300
1997	262,704
1998	267,313
1999	270,000
2000	275,000

and

(b)	For a Fortis Prior Retirement Formula Participant, Executive Compensation prior to January 1, 2001 shall be capped at the levels specified in the immediately preceding clause (a). Executive Compensation after 2000 and prior to January 1, 2009, shall be capped at the following level for each applicable year:

Year	Dollar Limit
2001	285,000
2002	295,000
2003	320,000
2004	325,000
2005	335,000
2006	345,000
2007	360,000
2008	365,000
2009	385,000

Executive Compensation as of January 1, 2010, shall be capped at the annual figure obtained by increasing the amount of $385,000 by the Social Security Administration Cost of Living Adjustment published in October 2009. The cap on Executive Compensation as of each January 1 thereafter shall similarly be adjusted by the Social Security Administration Cost of Living Adjustment published the preceding October.

Executive Committee means the committee consisting of the Company’s Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources or others as appointed by the Board of Directors of the Company.

Fortis Prior Retirement Formula Participant means a Participant in this Plan who (i) as of December 31, 2000, was a Participant in the Fortis, Inc. Employees’ Uniform Retirement Plan; and (ii) did not elect to have his or her accrued benefit under the Pension Plan determined after December 31, 2000, as a pension equity benefit under the Pension Plan. Notwithstanding the foregoing, a Fortis Prior Retirement Formula Participant who terminates employment with the Employer on or after January 1, 2001 and is later rehired by the Employer, shall, upon his or her rehire, be considered a Pension Equity Plan Participant rather than a Fortis Prior Retirement Plan Participant.

Participant means an Employee who is eligible for participation in the Plan as set forth in Section 2.01.

Pension Benefits means the benefits described in Article 3.

Pension Equity Plan Participant means the following categories of Participants:

(a)	a Participant in this Plan who both (i) as of December 31, 2000, was a Participant in either the Fortis, Inc. Employees’ Uniform Retirement Plan or the ABIG Plan; and (ii) elected to have his or her accrued benefit under the Pension Plan determined after December 31, 2000, as a pension equity benefit under the Pension Plan; or

(b)	a Participant in this Plan who was first employed by an Employer on or after January 1, 2001; or

(c)	a Participant in this Plan who was rehired by an Employer on or after January 1, 2001.

Pension Plan means the Assurant Pension Plan, as amended from time to time, or the successor to such plan.

Plan means the Assurant Executive Pension Plan set forth in this document, including any subsequent amendments to the Plan, or the successor to the Plan.

Plan Year means the calendar year.

Retirement means the date on which a Participant terminates employment on account of reaching his Retirement Date under the Pension Plan.

Section 409A means Code Section 409A and the Treasury regulations or any other authoritative guidance issued thereunder.

Separation from Service means “separation from service” within the meaning of Section 409A.

Specified Employee means a “specified employee” within the meaning of Section 409A.

(Signature Page Follows)

IN WITNESS WHEREOF, Assurant, Inc. has caused this Plan to be executed by its duly authorized officer on the date shown below, but effective as of January 1, 2009.

ASSURANT, INC.

By:	/s/ Lesley Silvester
Title:	Executive Vice President, Human Resources
Date:	December 29, 2008